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                                                                   EXHIBIT 99.1


                     CLIFTON SAVINGS BANCORP, INC. ANNOUNCES
                               3RD QUARTER RESULTS

         Clifton, New Jersey - February 1, 2010 -- Clifton Savings Bancorp, Inc. (Nasdaq Global Select Market: CSBK) (the "Company"), the holding company of Clifton Savings Bank (the "Bank"), today announced the results of its operations for the three and nine months ended December 31, 2009. Net income was $1.98 million for the three months ended December 31, 2009, an increase of $437,000, or 28.3%, as compared to $1.55 million for the three months ended December 31, 2008. Net income was $4.15 million for the nine months ended December 31, 2009, an increase of $106,000, or 2.6%, as compared to $4.04 million for the nine months ended December 31, 2008. Net income increased for both periods primarily as a result of an increase in net interest income. During the three months ended December 31, 2009 this increase was partially offset by increases in non-interest expense and income tax expense. During the nine months ended December 31, 2009 the increase in net interest income was partially offset by increases in provision for loan losses, non-interest expense and income tax expense. Both basic and diluted earnings per common share were $0.08 for the three months ended December 31, 2009, an increase of $0.02, or 33.3%, as compared to $0.06 for the three months ended December 31, 2008. Both basic and diluted earnings per common share were $0.16 for the nine months ended December 31, 2009, an increase of $0.01, or 6.67%, as compared to $0.15 for the nine months ended December 31, 2008. Cash dividends paid per common share were $0.05 for both the three months ended December 31, 2009 and 2008, and $0.15 for both the nine months ended December 31, 2009 and 2008.

         Net interest income increased $995,000, or 20.4%, for the three months ended December 31, 2009, to $5.87 million as compared to $4.88 million for three months ended December 31, 2008, reflecting a 17 basis point increase in the net interest margin partially offset by a decrease of $8.1 million in average net interest-earning assets. Average interest-earning assets increased $102.9 million, or 11.7%, during the 2009 period, which consisted of increases of $18.4 million in loans, $31.6 million in mortgage-backed securities, $50.1 million in investment securities, and $2.8 million in other interest-earning assets. These assets increased primarily due to the redeployment of funds resulting from a significant growth in deposits into these respective types of interest-earning assets. Average interest-bearing liabilities increased $111.0 million, or 15.0%, during the 2009 period, as a result of an increase of $123.3 million in interest-bearing deposits, partially offset by a decrease of $12.3 million in borrowings. Net interest margin increased to 2.39% for the quarter ended December 31, 2009 from 2.22% for the quarter ended December 31, 2008. The net interest rate spread increased 37 basis points to 2.05%, as the 56 basis point decrease to 4.63% in the average yield earned on interest-earning assets was more than offset by the 93 basis point decrease to 2.58% in the average rate paid on interest-bearing liabilities.

         Net interest income increased $1.94 million, or 14.1%, for the nine months ended December 31, 2009, to $15.68 million as compared to $13.74 million for nine months ended December 31, 2008, reflecting a 12 basis point increase in the net interest margin partially offset by a decrease of $20.2 million in average net interest-earning assets. Average interest-earning assets increased $70.6 million, or 8.1%, during the 2009 period, as a result of increases of $28.2 million in loans, $29.9 million in mortgage-backed securities, and $20.1 million in investment securities, partially offset by a decrease of $7.6 million in other interest-earning assets. Loans, mortgage-backed and investment securities increased primarily due to the funds received from the growth in

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deposits being redeployed into interest-earning assets and, to a lesser extent, the funds from other interest-earning assets being redeployed into higher yielding assets. Average interest-bearing liabilities increased $90.8 million, or 12.4%, during the 2009 period, which was the result of an increase of $100.9 million in interest-bearing deposits, partially offset by a decrease of $10.1 million in borrowings. Net interest margin increased to 2.23% for the nine months ended December 31, 2009 from 2.11% for the nine months ended December 31, 2008. The net interest rate spread increased 31 basis points to 1.86%, as the 36 basis point decrease to 4.76% in the average yield earned on interest-earning assets was more than offset by the 67 basis point decrease to 2.90% in the average rate paid on interest-bearing liabilities.

         There was no provision for loan losses recorded during the three months ended December 31, 2009 and 2008. The provision for loan losses increased $318,000, or 276.5%, to $433,000, during the nine months ended December 31, 2009, as compared to $115,000 during the nine months ended December 31, 2008. The increase in the provision in the current nine month period was the result of increases in non-performing loans due to worsening economic conditions and, to a lesser extent, the increase in the loan portfolio balance. Non-performing loans increased from $444,000 at December 30, 2008 to $1.9 million at December 31, 2009. At December 31, 2009, non-performing loans consisted of nine loans secured by one- to four-family residential real estate, two loans secured by commercial real estate, and one loan secured by a multi-family dwelling, while at December 31, 2008, non-performing loans consisted of six one- to four-family residential real estate loans. During the quarter ended September 30, 2009, there was an $83,000 charge-off which represented a partial loss from the restructuring of one residential real estate loan. This was the first loan charge-off recorded by the Bank in more than ten years. At March 31, 2009 and September 30, 2009,
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non-performing loans totaled $870,000 and $2.7 million, respectively. The percentage of non-performing loans to total loans has been consistently low, even though it rose from 0.10% at December 31, 2008 to 0.39% at December 31, 2009.

         Non-interest expense increased $271,000, or 9.4%, to $3.17 million for the three months ended December 31, 2009 as compared to $2.90 million for the three months ended December 31, 2008. The increase was primarily the result of increases of $143,000, or 621.7%, in federal deposit insurance premiums, $47,000, or 16.9%, in net occupancy expense of premises and $72,000, or 18.8%, in miscellaneous expenses. The increase in federal deposit insurance premiums in 2009 was due to an increase in the quarterly assessment rates for all financial institutions. The increase in net occupancy expense of premises was mainly due to costs associated with a new branch location which opened in November 2009. The increase in miscellaneous expenses was mostly due to increases of $30,000 in consulting fees, $14,000 in correspondent bank service fees and $10,000 in stationary, printing and supplies.

         Non-interest expense increased $1.46 million, or 17.0% to $10.03 million for the nine months ended December 31, 2009 from $8.57 million for the nine months ended December 31, 2008. The increase was primarily the result of increases of $923,000, or 1,465.1%, in federal deposit insurance premiums, $106,000, or 200.0%, in legal expense and $262,000, or 25.3%, in miscellaneous expenses. The increase in federal deposit insurance premiums in 2009 was due to an increase in the quarterly assessment rates for all financial institutions, along with a special emergency assessment imposed by the Federal Deposit Insurance Corporation in order to cover the losses of the Deposit Insurance Fund that were incurred from failed financial institutions, as well as anticipated future losses. The Federal Deposit Insurance Corporation special assessment paid in September 2009 was $422,000. The special assessment was based on the Bank's

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June 30, 2009 Total Assets minus Tier 1 Capital multiplied by five basis points.
The increase in legal expenses was mostly due to a $92,000 insurance recovery in the 2008 period. The increase in miscellaneous expenses was mainly due to an increase of $119,000 in consulting fees, as $49,000 of previously expensed consulting fees relating to litigation reimbursement were recovered in the 2008 period, coupled with an increase of $70,000 in consulting fees due to costs associated with information systems testing, an insurance coverage adequacy review, financial advisory fees, and branch feasibility studies. Miscellaneous expenses also increased due to a $60,000 increase in correspondent bank service fees, as well as increases of $35,000 in stationary, printing and supplies, $15,000 in loan costs and $15,000 in federal supervisory fees.

         Income taxes increased $288,000, or 39.8%, to $1.01 million for the three months ended December 31, 2009, as compared to $724,000 for the three months ended December 31, 2008 as a result of higher pre-tax income, coupled with a slight increase in the effective income tax rate which was 33.8% in the 2009 period, compared with 31.9% for the 2008 period. Income taxes increased $62,000, or 3.3%, to $1.94 million for the nine months ended December 31, 2009, as compared to $1.88 million for the nine months ended December 31, 2008 as a result of higher pre-tax income, coupled with a slight increase in the effective income tax rate which was 31.9% in the 2009 period, compared with 31.8% for the 2008 period. The Company's effective tax rate increases when overall income increases, as tax exempt income recognized from the cash surrender value of bank owned life insurance accounts for a smaller percentage of overall income.

         The Company's total assets increased $100.4 million, or 10.5%, to $1.06 billion at December 31, 2009, from $959.8 million at March 31, 2009. Net loans increased $15.1 million, or 3.2%, to $483.6 million at December 31, 2009 from $468.5 million at March 31, 2009. Higher than average origination and

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refinance levels were mostly offset by high repayment levels. Securities, including both available for sale and held to maturity issues, increased $106.3 million, or 27.0%, to $500.7 million at December 31, 2009, from $394.4 million at March 31, 2009, as the increase in deposits was mainly invested into these securities. Cash and cash equivalents decreased $24.2 million, or 47.4 %, to $26.9 million at December 31, 2009 from $51.1 million at March 31, 2009, as funds were redeployed into higher yielding assets.

         Total liabilities increased $98.3 million or 12.5%, to $884.9 million at December 31, 2009 from $786.6 million at March 31, 2009. Deposits increased $108.6 million, or 17.1%, from $633.6 million at March 31, 2009 to $742.2 million at December 31, 2009. Borrowed funds decreased $10.7 million, or 7.4%, to $133.6 million at December 31, 2009 as compared to $144.3 million at March 31, 2009. During the nine months ended December 31, 2009, $10.7 million of long-term borrowings were repaid in accordance with their original terms, while one $7.0 million short-term borrowing at a rate of 0.54% was originated and repaid during the period. The average rate of outstanding borrowings as of December 31, 2009 was 3.81%.

         Total stockholders' equity increased $2.0 million, or 1.2%, to $175.2 million at December 31, 2009 from $173.2 million at March 31, 2009. The increase resulted primarily from net income of $4.15 million, ESOP shares committed to be released of $562,000, $741,000 for stock options and restricted stock awards earned under the Company's 2005 Equity Incentive Plan and related tax benefits, partially offset by the repurchase of approximately 210,000 shares of Company common stock for an aggregate of $2.01 million and cash dividends paid of $1.37 million. At December 31, 2009, there were 26,525,145 shares of common stock outstanding.

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         John A. Celentano, Jr., the Company's Chairman and Chief Executive
Officer, stated, "We were very pleased with our performance for the quarter ended December 31, 2009, our most profitable since converting from a mutual to a public institution in 2004. It reflects that our common sense approach to banking continues to provide very positive results. For the nine months ended December 31, 2009, our assets increased 10.5% to $1.06 billion, deposits increased 17.2% to $742.2 million and loans increased 3.2% to $483.6 million. On total assets of $1.06 billion our non performing loans on December 31, 2009 were $1.9 million, or just 0.18% of our total assets.

         "We shun investing in opportunities that are `too good to be true' and we keep all the loans we originate.

         "Our quality loans and careful monitoring of our expenses resulted in increases of 7.7% in our net interest margin, 28.2% in our net income and 33.3% in our basic and diluted earnings per share for the quarter ended December 31, 2009."

         The Company is the holding company of the Bank, a federally chartered savings bank headquartered in Clifton, New Jersey. The Bank operates a total of 11 full-service banking offices in northeast New Jersey. The Company's majority stockholder is Clifton MHC, a federally chartered mutual holding company.

         This release contains "forward-looking statements" which may describe future plans and strategies, including our expectations of future financial results. Management's ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors that could affect our actual results include market interest rate trends, the general regional and national economic climate, our ability to control costs and expenses, actions by our competitors and federal and state regulation. As we have no control over these factors, they should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements.

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
SELECTED  CONSOLIDATED FINANCIAL AND OTHER DATA


                                                     AT DECEMBER 31,     AT MARCH 31,
                                                    -----------------   -------------------------------
                                                          2009              2009             % Change
                                                    -----------------   ------------       ------------
                                                            (Dollars in thousands)
FINANCIAL CONDITION DATA:
Total assets                                           $1,060,167           $959,770            10.46%
Loans receivable, net                                     483,585            468,500             3.22%
Cash and cash equivalents                                  26,898             51,126           -47.39%
Securities                                                500,745            394,375            26.97%
Deposits                                                  742,220            633,582            17.15%
FHLB advances                                             133,581            144,272            -7.41%
Total stockholders' equity                                175,238            173,164             1.20%


                                                                NINE MONTHS
                                                             ENDED DECEMBER 31,
                                                       --------------   -------------------------------
                                                           2009            2009             % Change
                                                       --------------   ------------       ------------
                                                            (Dollars in thousands)
OPERATING DATA:
Interest income                                           $33,518            $33,306             0.64%
Interest expense                                           17,838             19,565            -8.83%
                                                       ----------       ------------
Net interest income                                        15,680             13,741            14.11%
Provision for loan losses                                     433                115           276.52%
                                                       ----------       ------------
Net interest income after
   provision for loan losses                               15,247             13,626            11.90%
Noninterest income                                            871                863             0.93%
Noninterest expenses                                       10,028              8,567            17.05%
                                                       ----------       ------------
Income before income taxes                                  6,090              5,922             2.84%
Income taxes                                                1,943              1,881             3.30%
                                                       ----------       ------------
Net income                                                 $4,147             $4,041             2.62%
                                                       ==========       ============
Basic and diluted earnings per share                        $0.16              $0.15             6.67%
                                                       ==========       ============


                                                                NINE MONTHS
                                                             ENDED DECEMBER 31,
                                                       --------------   -------------------------------
                                                           2009            2009             % Change
                                                       --------------   ------------       ------------
                                                            (Dollars in thousands)
OPERATING DATA:
Interest income                                           $11,355            $11,382            -0.24%
Interest expense                                            5,484              6,506           -15.71%
                                                       ----------       ------------
Net interest income                                         5,871              4,876            20.41%
Provision for loan losses                                       -                  -             0.00%
                                                       ----------       ------------
Net interest income after
   provision for loan losses                                5,871              4,876            20.41%
Noninterest income                                            289                288             0.35%
Noninterest expenses                                        3,166              2,895             9.36%
                                                       ----------       ------------
Income before income taxes                                  2,994              2,269            31.95%
Income taxes                                                1,012                724            39.78%
                                                       ----------       ------------
Net income                                                 $1,982             $1,545            28.28%
                                                       ==========       ============
Basic and diluted earnings per share                        $0.08              $0.06            33.33%
                                                       ==========       ============


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


                                                          AT OR FOR THE NINE            AT OR FOR THE THREE
                                                             MONTHS ENDED                  MONTHS ENDED
                                                              DECEMBER 31,                  DECEMBER 31,
--------------------------------------------------------------------------------------------------------------------------
                                                           2009         2008             2009          2008
                                                           ----         ----             ----          ----
Performance Ratios (1):
Return on average assets                                   0.55%         0.59%           0.76%         0.67%
Return on average equity                                   3.17%         3.17%           4.52%         3.64%
Interest rate spread (2)                                   1.86%         1.55%           2.05%         1.68%

Net interest margin (3)                                    2.23%         2.11%           2.39%         2.22%
Noninterest expense to average assets                      1.32%         1.25%           1.22%         1.25%
Efficiency ratio (4)                                      60.59%        58.66%          51.40%        56.06%
Average interest-earning assets to
   average interest-bearing liabilities                   1.14 x        1.19 x          1.15 x        1.19 x
Average equity to average assets                          17.27%        18.61%          16.83%        18.40%
Basic and diluted earnings per share                       $0.16         $0.15           $0.08         $0.06
Dividends per share (5)                                    $0.15         $0.15           $0.05         $0.05
Dividend payout ratio (5)                                 33.13%        34.89%          22.86%        29.77%

Capital Ratios (6):
Tangible capital                                          14.48%        15.85%          14.48%        15.85%
Core capital                                              14.48%        15.85%          14.48%        15.85%
Risk-based capital                                        41.01%        41.54%          41.01%        41.54%

Asset Quality Ratios:
Allowance for loan losses as a percent of
   total loans                                             0.42%         0.33%           0.42%         0.33%
Allowance for loan losses as a percent of
   nonperforming loans                                   107.67%       350.23%         107.67%       350.23%
Net charge-offs to average outstanding
   loans during the period                                 0.02%         0.00%           0.00%         0.00%
Nonperforming loans as a percent of
   total loans                                             0.39%         0.10%           0.39%         0.10%
Nonperforming assets as a percent of
   total assets                                            0.18%         0.05%           0.18%         0.05%

Other Data:
Number of:
   Real estate loans outstanding                           2,399         2,382           2,399         2,382
   Deposit accounts                                       33,157        32,001          33,157        32,001
   Full service customer service facilities                   11            10              11            10

--------------------------------
(1)   Performance ratios are annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Represents net interest income as a percent of average interest-earning assets.
(4) Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains or losses on the sale of securities.
(5) Reflects only shares of common stock held by stockholders other than Clifton MHC.
(6)   Bank only.